Exhibit 5

JACKSON L. MORRIS

Attorney at Law
Admitted in Florida and Georgia (inactive)

January 24, 2013

Board of Directors
IMAG Group, Inc.
144 Woodside Court
Safety Harbor, Florida 34695

Gentlemen:

I have acted, at your request, as special counsel to IMAG Group, Inc. (“IMAG Group”), a Florida corporation, for the purpose of rendering an opinion as to the legality of 3,000,000 shares of IMAG Group's common stock, par value $0.001 per share, to be offered and distributed as a dividend in kind by IMAG Group’s parent corporation, PV Enterprises International, Inc. (the “Shares”) identified in a registration statement to be filed by IMAG Group with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of IMAG Group and all amendments thereto, the Bylaws of IMAG Group, selected proceedings of the board of directors of IMAG Group authorizing the issuance of the Shares and appointing Olde Monmouth Stock Transfer Co., Inc., Atlantic Highlands, New Jersey (the "Transfer Agent"), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as IMAG Group's transfer agent, certificates of officers of IMAG Group and of public officials, records of the Transfer Agent and such other documents of IMAG Group and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  I have assumed, with respect to persons other than directors and officers of IMAG Group, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized, validly issued, fully paid and non assessable, in accordance with the requirements set forth in §607.0621, Fla. Stat. the Florida Business Corporation Act.

I am a holder of 426,801 of IMAG Group’s shares.

I have not examined the draft Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement, when filed, and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris
Jackson L. Morris

3116 West North A Street ® Tampa, Florida  33609-1544 ® 813–874–8854 ® Cell 813–892–5969
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